Exhibit 99.1

June 14, 2012

James B. Nicholson named to DTE Energy board of directors

DETROIT - James B. Nicholson today was named to the DTE Energy board of directors.

Nicholson is president and CEO of Detroit-based PVS Chemicals Inc., positions he has held since 1979. He joined the company as vice president in 1972, and in 1977 assumed the additional duties of treasurer.

Prior to PVS, Nicholson held positions with First National Bank of Chicago in London and Dublin.

“We are pleased that Jim has agreed to join our board of directors,” said Gerard M. Anderson, DTE Energy chairman, president and CEO. “As a proven business leader, his experience with various corporate boards and his leadership in the community will make him a valuable asset on the board.”

Nicholson, a resident of Grosse Pointe Farms, earned his bachelor's degree in economics from Stanford University and a Master of Business Administration from the University of Chicago. He also received a Master of Science in economics from the London School of Economics.

Among his civic activities, Nicholson is board chairman of the McGregor Fund and the Futures Foundation. He is a member and past chairman of the boards of the Detroit Symphony Orchestra and Detroit Public Television. He is a member of the boards of the Community Foundation for Southeastern Michigan, the Parade Company, Michigan Colleges Foundation, the Detroit Economic Club and the New Economy Initiative. Nicholson this year also was appointed chairman of the Business Leaders for Michigan.

In 2006, President George W. Bush appointed Nicholson to the National Infrastructure Advisory Council, and in 2011, he was appointed by Gov. Rick Snyder to the state Investment Advisory Committee.

Nicholson is chairman of the board of the Amerisure Companies and a member of the boards of PrivateBancorp Inc., Cooper Natural Resources and the American Chemistry Council.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

#    #    #

For further information, members of the media may contact:

Scott Simons, (313) 235-8808
Len Singer, (313) 235-8809